TERMS SUPPLEMENT NO. 2 dated January 28, 2008	Filed pursuant to Rule 433
To Prospectus Supplement and Prospectus dated February 5, 2007	Registration Statement No. 333-140456
Product Supplement No. 3 dated January 25, 2008
Relating to the Eksportfinans ASA U.S. Medium-Term Note Program

STRUCTURED INVESTMENTS
Opportunities in Equities
Four PLUS Each Based on the Value of a Different Underlying Index
Issued by EKSPORTFINANS ASA

Performance Leveraged Upside SecuritiesSM

“Performance Leveraged Upside Securities” and “PLUS” are the service marks of Morgan Stanley.

PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies. These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance. The leverage typically applies only for a certain range of price performance. In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return. At maturity, an investor will receive an amount in cash that may be more or less than the principal amount based upon the closing value of the asset at maturity.

This terms supplement offers four separate PLUS, each relating to a different underlying index. Each offering provides exposure to a single underlying index. The performance of each offering will depend only on the performance of the single underlying index to which it relates and not on the performance of any other index or offering. Investors may participate in any or all of the note offerings. This terms supplement does not, however, allow investors to purchase a note linked to a basket of some or all of the underlying indices described below.

BASIC TERMS FOR EACH PLUS

Issuer:	Eksportfinans ASA
Agent:	Morgan Stanley & Co. Incorporated
Maturity date:	March 20, 2009
Payment at maturity:	• If final index value is greater than initial index value,
$10.00 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity
• If final index value is less than or equal to initial index value,
$10.00 x (final index value / initial index value)
This amount will be less than or equal to the stated principal amount of $10.00
Leveraged upside payment:	$10.00 x leverage factor x index percentage increase
Index percentage increase:	(final index value — initial index value) / initial index value
Initial index value:	The index closing value of the underlying index on the trade date
Final index value:	The index closing value of the underlying index on the valuation date, subject to adjustment for certain market disruption events.
Stated principal amount:	$10.00
Issue price:	$10.00 (see “Syndicate Information” below)
Trade date:	February , 2008
Original issue date:	February , 2008 (5 business days after the trade date)
Listing:	Application may be made to list each PLUS on the American Stock Exchange LLC (AMEX) or The Nasdaq Global MarketSM (NASDAQ). If application is made, please see the related ticker symbols listed below. We do not expect to announce whether any PLUS will meet such requirements prior to the trade date. If accepted for listing, each PLUS will begin trading on the day after the trade date

SPECIFIC TERMS FOR EACH PLUS

Underlying index:	Dow Jones Industrial AverageSM (DJIA)		NASDAQ-100 Index® (NDX)		S&P 500® Index (SPX)		Russell 2000® Index (RTY)
Initial index value:
Valuation date:	March 18, 2009		March 18, 2009		March 18, 2009		March 18, 2009
Leverage factor:	300.00%		300.00%		300.00%		300.00%
Maximum payment at maturity:	$11.60 to $11.80		$11.75 to $12.15		$11.60 to $11.80		$11.80 to $12.20
	(116% - 118)%		(117.5%-121.5)%		(116% - 118)%		(118%-122)%
CUSIP:	282645787		282645779		282645761		282645753
Listing ticker symbol:	DOY		EKSP		PJK		RZK
Securities exchange:	AMEX		NASDAQ		AMEX		AMEX

	Per DJIA PLUS	Total	Per NDX PLUS	Total	Per SPX PLUS	Total	Per RTY PLUS	Total
Price to public:(1)	$10.00		$$10.00		$$10.00		$$10.00	$
Agent’s commissions:(1)(2)	$0.15		$$0.15		$$0.15		$$0.15	$
Proceeds to company:	$9.85		$$9.85		$$9.85		$$9.85	$

(1)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $9.95 per PLUS. Please see “Syndicate Information” below for further details.
(2)	For additional information, see “Supplemental Plan of Distribution” in the Product Supplement No. 3.

You should read this terms supplement together with the accompanying product supplement no. 3, the prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product Supplement No. 3 dated January 25, 2008	Prospectus Supplement and Prospectus dated February 5, 2007

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this terms supplement relates. Before you invest, you should read the prospectus in that registration statement and other documents relating to these offerings the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837

Four PLUS Each Based on the Value of a Different Underlying Index
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

Investment Overview

Performance Leveraged Upside Securities

The PLUS can be used:

•	As an alternative to direct exposure to the underlying index that enhances returns for a certain range of price performance of the underlying index.

•	To enhance returns and potentially outperform the underlying index in a moderately bullish scenario.

•	To achieve similar levels of exposure to the underlying index as a direct investment while using fewer dollars by taking advantage of the leverage factor

The PLUS are exposed on a 1:1 basis to the negative performance of the underlying index.

	DJIA	NDX	SPX	RTY

Maturity:	13 Months	13 Months	13 Months	13 Months
Leverage factor:	300.00%	300.00%	300.00%	300.00%
Maximum payment at maturity:	$11.60 to $11.80	$11.75 to $12.15	$11.60 to $11.80	$11.80 to $12.20
	(116.00% - 118.00)%	(117.50% - 121.50)%	(116.00% - 118.00)%	(118.00% -122.00)%
Principal protection:	None	None	None	None

Key Investment Rationale

Investors can use the PLUS to enhance returns up to the maximum payment at maturity, while maintaining similar risk as a direct investment in the underlying index.

Leverage Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index within a certain range of price performance.
Upside Scenario	The underlying index increases in value and, at maturity, the PLUS redeem for the maximum payment at maturity.
Downside Scenario	The underlying index declines in value and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportional to the decline.

Summary of Selected Key Risks (see “Risk Factors” below)

•	No guaranteed return of principal.

•	No interest payments.

•	Appreciation potential is limited by the maximum payment at maturity.

•	Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

•	The market price of the PLUS will be influenced by many unpredictable factors, including the value, volatility and dividend yield of the underlying index.

•	The U.S. federal income tax consequences of an investment in the PLUS are uncertain.

February 2008                        TS-2

Four PLUS Each Based on the Value of a Different Underlying Index
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

•	Credit risk to Eksportfinans ASA.

Underlying Index Overview

Dow Jones Industrial Averagesm

The Dow Jones Industrial AverageSM is a price-weighted average comprised of 30 common stocks selected at the discretion of the editors of The Wall Street Journal, which is published by Dow Jones & Company, Inc., as representative of the broad market of U.S. industry.

Information as of market close on January 23, 2008
Bloomberg Ticker Symbol:	INDU
Current Index Level:	12,270.17
52 Weeks Ago:	12,533.80
52 Week High (on 10/11/2007):	14,198.10
52 Week Low (on 01/22/2008):	11,634.80

NASDAQ-100 Index®

The NASDAQ-100 Index® is a modified capitalization-weighted index of 100 of the largest non-financial companies listed on The NASDAQ Stock Market LLC. The NASDAQ-100 Index® constitutes a broadly diversified segment of the largest securities listed on The NASDAQ Stock Market LLC and includes companies across a variety of major industry groups.

Information as of market close on January 23, 2008
Bloomberg Ticker Symbol:	NDX
Current Index Level:	1,789.53
52 Weeks Ago:	1,773.40
52 Week High (on 10/31/2007):	2,239.23
52 Week Low (on 01/23/2008):	1,693.06

S&P 500® Index

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Corporation, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on January 23, 2008
Bloomberg Ticker Symbol:	SPX
Current Index Level:	1,338.60
52 Weeks Ago:	1,427.99
52 Week High (on 10/11/2007 ):	1,576.09
52 Week Low (on 01/23/2008):	1,270.05

February 2008                        TS-3

Four PLUS Each Based on the Value of a Different Underlying Index
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

Russell 2000® Index

The Russell 2000® Index, which is calculated, maintained and published by the Frank Russell Company, is a capitalization-weighted index designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index measures the composite price performance of the smallest 2,000 companies (incorporated in the U.S. and its territories) included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.

Information as of market close on January 23, 2008
Bloomberg Ticker Symbol:	RTY
Current Index Level:	693.43
52 Weeks Ago:	785.38
52 Week High (on 07/13/2007):	856.48
52 Week Low (on 01/22/2008):	650.00

February 2008                        TS-4

Four PLUS Each Based on the Value of a Different Underlying Index
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

Historical Performance of Each Underlying Index

The following graphs show the weekly closing values of each underlying index during the period from January 3, 2003 to January 23, 2008.

Dow Jones Industrial Averagesm	Russell 2000® Index

NASDAQ-100 Index®	S&P 500® Index

February 2008                        TS-5

Four PLUS Each Based on the Value of a Different Underlying Index
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

Fact Sheet

This terms supplement offers four separate PLUS, each relating to a different underlying index. Each PLUS provides exposure to a single underlying index. You may choose to invest in one or more of the PLUS described below. The performance of each PLUS will not depend on the performance of any other PLUS or index. Investors may participate in any or all of the PLUS offerings. This terms supplement does not, however, allow investors to purchase a note linked to a basket of some or all of the underlying indices described below.

The PLUS offered are senior unsecured obligations of Eksportfinans ASA, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in product supplement no. 3, as supplemented by this terms supplement. At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds, an amount in cash that may be more or less than the stated principal amount based upon the closing value of the underlying index at maturity. The PLUS are senior notes issued as part of Eksportfinans ASA’s U.S. Medium-Term Notes Program.

Expected Key Dates

Trade date:	Original issue date:	Maturity date:
February , 2008	February , 2008 (5 business days after the trade date)	March 20, 2009, subject to postponement due to a market disruption event

Key Terms Applicable to Each PLUS

Issuer:	Eksportfinans ASA
Issue price:	$10.00 per PLUS (See “Syndicate Information” below.)
Stated principal amount:	$10.00 per PLUS
Denominations:	$10.00 per PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity:	• If final index value is greater than initial index value,
$10.00 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
• If final index value is less than or equal to initial index value,
$10.00 x index performance factor
This amount will be less than or equal to the stated principal amount of $10.00.
Leveraged upside payment:	$10.00 x leverage factor x index percent increase
Index percent increase:	(final index value — initial index value) / initial index value
Initial index value:	The index closing value of the underlying index on the trade date.
Final index value:	The index closing value of the underlying index on the valuation date, as reported under the Bloomberg ticker symbol or, in each case, any successor symbol, set forth in the table below.
Index performance factor:	(final index value / initial index value)
Postponement of maturity date:	For each PLUS, if the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two scheduled index business days prior to the scheduled maturity date, the maturity date of that PLUS will be postponed until the second scheduled index business day following that valuation date as postponed.
Risk factors:	Please see “Risk Factors” below.

February 2008                        TS-6

Four PLUS Each Based on the Value of a Different Underlying Index
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

Specific Terms for Each PLUS

Underlying index:	Dow Jones Industrial AverageSM (DJIA)	NASDAQ-100 Index® (NDX)	S&P 500® Index (SPX)	Russell 2000® Index (RTY)
Bloomberg ticker symbol:	INDU	NDX	SPX	RTY
Initial index value:
Valuation date:	March 18, 2009	March 18, 2009	March 18, 2009	March 18, 2009
Leverage factor:	300.00%	300.00%	300.00%	300.00%
Maximum payment at maturity:	$11.60 to $11.80	$11.75 to $12.15	$11.60 to $11.80	$11.80 to $12.20
	(116.00% - 118.00%)	(117.50% - 121.50%)	(116.00% - 118.00%)	(118.00% - 122.00%)
CUSIP:	282645787	282645779	282645761	282645753
Listing ticker symbol:	DOY	EKSP	PJK	RZK
Securities exchange:	AMEX	NASDAQ	AMEX	AMEX
Underlying index publisher:	Dow Jones & Company, Inc.	The NASDAQ Stock	Standard & Poor’s Corporation	The Frank Russell Company
Market, Inc.

General Information

Listing:	Application may be made to list each PLUS on the American Stock Exchange LLC (AMEX) or The Nasdaq Global MarketSM (NASDAQ). If application is made, please see the related ticker symbols listed above. We do not expect to announce whether any PLUS will meet such requirements prior to the trade date. If accepted for listing, each PLUS will begin trading on the day after the trade date.

Minimum ticketing size:	100 PLUS

Tax considerations:	Although the issuer believes each PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS.

Assuming this characterization of the PLUS is respected, and subject to the discussion under “Taxation in the United States” in the accompanying product supplement no. 3, the following U.S. federal income tax consequences should result.

• A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange.

• Upon sale, exchange, or settlement of the PLUS at maturity, a U.S. Holder should generally recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS. Such gain or loss should generally be long-term capital gain or loss if the investor has held the PLUS for more than one year.

On December 7, 2007, the Treasury Department and IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments (such as the PLUS). The notice focuses in particular on whether to require holders

February 2008                        TS-7

Four PLUS Each Based on the Value of a Different Underlying Index
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

of such instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as exchange-traded status of the instruments and the nature of the underlying property to which they are linked; the degree, if any, to which any income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these investments are or should be subject to the “constructive ownership” regime. While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly on a retroactive basis.

Please read the discussion under “Risk Factors — Structure Specific Risk Factors” in this terms supplement and the discussion under “Taxation in the United States” in the accompanying product supplement no. 3 and consult your own tax advisers concerning the U.S. federal income tax consequences of investing in the PLUS.

Trustee:	The Bank of New York

Calculation agent:	Morgan Stanley & Co. Incorporated

Use of proceeds and hedging:	The net proceeds from the sale of the PLUS will be used as described under “Use of Proceeds” in the accompanying prospectus and to hedge market risks of Eksportfinans associated with its obligation to pay the payment at maturity of the PLUS.

The hedging activity discussed above may adversely affect the market value of the PLUS from time to time and the payment at maturity you will receive on the PLUS at maturity. See “Risk Factors — Hedging transactions may affect the return on the PLUS” for a discussion of these adverse effects.

Contact:	Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

February 2008                        TS-8

Four PLUS Each Based on the Value of a Different Underlying Index
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

Syndicate Information

		Principal Amount
Issue Price of the PLUS	Selling Concession	of the PLUS for any Single Investor

$10.00	$0.15	<$	999K
$9.975	$0.125		$1MM-$2.99MM
$9.9625	$0.1125		$3MM-$4.99MM
$9.95	$0.10	>$	5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the PLUS distributed by such dealers.

This terms supplement represents a summary of the terms and conditions of four separate PLUS. We encourage you to read the accompanying product supplement no. 3, the prospectus supplement and prospectus, which can be accessed via the hyperlinks on the front page of this document.

February 2008                        TS-9

Four PLUS Each Based on the Value of a Different Underlying Index
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

How PLUS Work

Payoff Diagram

The hypothetical payoff diagram below illustrates the payment at maturity on a PLUS.

The diagram below is based on the following terms:

Stated principal amount:	$10.00
Leverage factor:	300.00%
Hypothetical Maximum payment at maturity:	$12.00 (120.00% of the stated principal amount)

The following payoff diagram is provided for illustrative purposes only and does not reflect the actual terms of any PLUS. Actual terms will vary for each PLUS.

How it works

•	If the final index value is greater than the initial index value, then investors receive the $10.00 stated principal amount plus 300.00% of the appreciation of the underlying index over the term of the PLUS, subject to the maximum payment at maturity. In the payoff diagram, an investor will realize the maximum payment at maturity at a final index value of 106.667% of the initial index value.

•	If the underlying index appreciates 5.00%, the investor would receive a 15.00% return, or $11.50.

•	If the underlying index appreciates 25.00%, the investor would receive the hypothetical maximum payment at maturity of 120.00% of the stated principal amount, or $12.00.

February 2008                        TS-10

Four PLUS Each Based on the Value of a Different Underlying Index
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

•	If the final index value is less than or equal to the initial index value, the investor would receive an amount less than or equal to the $10.00 stated principal amount, based on a 1.00% loss of principal for each 1.00% decline in the underlying index.

•	If the underlying index depreciates 10.00%, the investor would lose 10.00% of their principal and receive only $9 at maturity, or 90.00% of the stated principal amount.

February 2008                        TS-11

Four PLUS Each Based on the Value of a Different Underlying Index
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10.00 stated principal amount of PLUS that they hold an amount in cash based upon the value of the underlying index, determined as follows:

If the final index value of the underlying index is greater than the initial index value of the underlying index, investors will receive for each $10.00 stated principal amount of PLUS that they hold a payment at maturity equal to:

$10.00 + Leveraged Upside Payment:

subject to the maximum payment at maturity for each PLUS,

If the final index value of the underlying index is less than or equal to the initial index value of the underlying index, investors will receive for each $10.00 stated principal amount of PLUS that they hold a payment at maturity equal to:

Because the index performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.00.

February 2008                        TS-12

Four PLUS Each Based on the Value of a Different Underlying Index
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in each PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-18 of product supplement no. 3. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

Structure Specific Risk Factors

•	PLUS do not pay interest nor guarantee return of principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest nor guarantee payment of the principal amount at maturity. If the final index value is less than the initial index value the payout at maturity for that PLUS will be an amount in cash that is less than the $10.00 stated principal amount of that PLUS by an amount proportionate to the decrease in the value of the underlying index.

•	Appreciation potential is limited. The appreciation potential of a PLUS is limited by the maximum payment at maturity as specified on the cover of this terms supplement. Although the leverage factor provides enhanced exposure to any increase in the value of the underlying index at maturity, because the payment at maturity will be limited, the percentage exposure provided by the leverage factor is progressively reduced as the final index value, as a percentage of the initial index level, surpasses approximately (i) 5.33% to 6.00%, in the case of the DJIA PLUS, (ii) 5.833% to 7.167% in the case of the NDX PLUS, (iii) 5.33% to 6.00%, in the case of the SPX PLUS or (iv) 6.00% to 7.33% in the case of the RTY PLUS.

•	Market price influenced by many unpredictable factors. Several factors will influence the value of the PLUS in the secondary market and the price at which the Agent may be willing to purchase or sell the PLUS in the secondary market, including: the value, volatility and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and creditworthiness of the issuer.

•	Not equivalent to investing in the underlying index. Investing in any PLUS is not equivalent to investing in the respective underlying index or its component stocks. Investors in any of these PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the respective underlying index.

•	Adjustments to an underlying index could adversely affect the value of the PLUS on that index. An underlying index publisher may discontinue or suspend calculation or publication of an underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index for that PLUS that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

•	Past performance of an underlying index is no guide to future performance. The actual performance of an underlying index over the life of the offered PLUS, as well as the amount payable at maturity, may bear little relation to the historical levels of the underlying index or to the hypothetical return examples set forth elsewhere in this terms supplement. We cannot predict the future performance of an underlying index.

•	If level of an underlying index changes, the market value of your PLUS may not change in the same manner. Your PLUS may trade quite differently from the performance of the Index. Changes in the level of the underlying index may not result in a comparable change in the market value of your PLUS. Even if the level of the underlying index increases above the initial index level of the underlying index during the term of the PLUS, the market value of your PLUS prior to the Maturity Date may not increase by the same amount.

February 2008                        TS-13

Four PLUS Each Based on the Value of a Different Underlying Index
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

•	The return on your PLUS will not reflect any dividends paid on the stocks of the respective underlying index. The underlying index publisher calculates the level of the respective underlying index by reference to the prices of the common stocks included in the Index, without taking account of the value of dividends paid on those stocks. As a result, the return on your PLUS will not reflect the return you would realize if you actually owned the stocks included in the index and received the dividends paid on those stocks. You will not receive any dividends that may be paid on any of the index stocks by the index stock issuers. See “Not equivalent to investing in the underlying index” above for additional information.

•	There is no affiliation between the index stock issuers, the underlying index publishers and us, and we are not responsible for any disclosure by the index stock issuers. We are not affiliated with the issuers of the stocks of the respective underlying indices or the underlying index publishers. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of any publicly available information about the index stock issuers. You, as an investor in your PLUS, should make your own investigation into the respective index publisher, the index stock and the index stock issuers to the extent required, in your judgment, to allow you to make an informed decision with respect to your investment in the PLUS. See “Underlying Index Overview” above for certain information about the respective underlying indices.

Neither the underlying index publishers nor the index stock issuers are involved in this offering of your PLUS in any way and none of them have any obligation of any sort with respect to your PLUS. Thus, neither the underlying index publishers nor the index stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your PLUS.

•	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Morgan Stanley & Co. Incorporated is willing to purchase PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the PLUS. In addition, any such prices may differ from values determined by pricing models used by Morgan Stanley & Co. Incorporated, as a result of dealer discounts, mark-ups or other transaction costs.

•	The U.S. federal income tax consequences of an investment in the PLUS are uncertain. Please read the discussion under “Fact Sheet — General Information — Tax Considerations” in this terms supplement and the discussion under “Taxation in the United States” in the accompanying product supplement no. 3 (together, the Tax Disclosure Sections) concerning the U.S. federal income tax consequences of investing in the PLUS. If the Internal Revenue Service (the IRS) were successful in asserting an alternative characterization or treatment, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the PLUS every year at a comparable yield determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income. The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in this terms supplement and the accompanying prospectus supplement. On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments (such as the PLUS). The notice focuses in particular on whether to require holders of such instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as exchange-traded status of the instruments and the nature of the underlying

February 2008                        TS-14

Four PLUS Each Based on the Value of a Different Underlying Index
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

property to which they are linked; the degree, if any, to which any income (including any mandated accruals) recognized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime. While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other forms of guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly on a retroactive basis. Both U.S. and non-U.S. investors considering an investment in the PLUS should consult their tax advisers regarding the notice and its potential implications for an investment in the PLUS.

Other Risk Factors

•	Secondary trading may be limited. Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

•	Potential adverse economic interest of the calculation agent. The hedging or trading activities of the issuer’s, the agent, or any of their respective affiliates on or prior to the trade date and prior to maturity could adversely affect the value of the underlying index for each PLUS and, as a result, could decrease the amount an investor may receive on a PLUS at maturity. Any of these hedging or trading activities on or prior to the trade date could potentially affect the initial index value and, therefore could increase the value at which that underlying index must close before an investor receives a payment at maturity that exceeds the issue price of the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could potentially affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

February 2008                        TS-15

Four PLUS Each Based on the Value of a Different Underlying Index
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

Information about the Underlying Indices

The Dow Jones Industrial AverageSM.  The Dow Jones Industrial AverageSM is a price-weighted average comprised of 30 common stocks selected at the discretion of the editors of The Wall Street Journal, which is published by Dow Jones & Company, Inc., as representative of the broad market of U.S. industry. The Dow Jones Industrial AverageSM is described under the heading “Underlying Indices and Underlying Index Publishers Information — Dow Jones Industrial AverageSM” in Annex A of product supplement no. 3.

“Dow Jones Industrial Average,” “Dow JonesSM,” and “DJIASM” are service marks of Dow Jones & Company, Inc. and have been or will be licensed for use by Eksportfinans ASA. The PLUS are not sponsored, endorsed, sold or promoted by Dow Jones & Company, Inc., and Dow Jones & Company, Inc. makes no representation regarding the advisability of investing in the PLUS. See “Underlying Indices and Underlying Index Publishers Information — Dow Jones Industrial AverageSM” in product supplement no. 3.

The NASDAQ-100 Index®.  The NASDAQ-100 Index® is a modified capitalization-weighted index of 100 of the largest non-financial companies listed on The NASDAQ Stock Market LLC. The NASDAQ-100 Index® constitutes a broadly diversified segment of the largest securities listed on The NASDAQ Stock Market LLC and includes companies across a variety of major industry groups. The NASDAQ-100 Index® is described under the heading “Underlying Indices and Underlying Index Publishers Information — NASDAQ-100 Index®” in Annex A of product supplement no. 3.

The “NASDAQ®,” “NASDAQ-100®”, “NASDAQ Global MarketSM” and “NASDAQ-100 Index®” are trade or service marks of The NASDAQ Stock Market, Inc., which with its affiliates we refer to as NASDAQ, and have been or will be licensed for use by Eksportfinans ASA. The PLUS have not been passed on by NASDAQ as to their legality or suitability. The PLUS are not issued, endorsed, sold or promoted by NASDAQ. NASDAQ makes no warranties and bears no liability with respect to the PLUS. See “Underlying Indices and Underlying Index Publishers Information — NASDAQ-100 Index®” in product supplement no. 3.

The S&P 500® Index.  The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s® Corporation, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The S&P 500® Index is described under the heading “Underlying Indices and Underlying Index Publishers Information — S&P 500® Index” in Annex A of product supplement no. 3.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been or will be licensed for use by Eksportfinans ASA. See “Underlying Indices and Underlying Index Publishers Information — S&P 500® Index” in product supplement no. 3.

The Russell 2000® Index.  The Russell 2000® Index, which is calculated, maintained and published by the Frank Russell Company, is a capitalization weighted index designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index measures the composite price performance of the smallest 2,000 companies (incorporated in the U.S. and its territories) included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Underlying Indices and Underlying Index Publishers Information — Russell 2000® Index” in Annex A of product supplement no. 3.

The “Russell 2000® Index” is a trademark of Frank Russell Company and has been or will be licensed for use by Eksportfinans ASA. The PLUS are not sponsored, endorsed, sold or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the PLUS. See “Underlying Indices and Underlying Index Publishers Information — Russell 2000® Index” in Annex A of product supplement no. 3.

February 2008                        TS-16

Four PLUS Each Based on the Value of a Different Underlying Index
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

Historical Information

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of each underlying index for each quarter in the period from January 1, 2003 through January 23, 2008. The closing values on January 23, 2008 were, in the case of the Dow Jones Industrial AverageSM, 12,270.17, in the case of the NASDAQ-100 Index®, 1,789.53 , in the case of the S&P 500® Index, 1,338.60, and in the case of the Russell 2000® Index 693.43. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the underlying indices should not be taken as an indication of future performance, and no assurance can be given as to the level of the each underlying index on the valuation date. The payment of dividends on the stocks that constitute each underlying index are not reflected in its level and, therefore, have no effect on the calculation of the payment at maturity for any PLUS.

Dow Jones Industrial AverageSM	High	Low	Period End

2003
First Quarter	8,842.62	7,524.06	7,992.13
Second Quarter	9,323.02	8,069.86	8,985.44
Third Quarter	9,659.13	9,036.04	9,275.06
Fourth Quarter	10,453.92	9,469.20	10,453.92
2004
First Quarter	10,737.70	10,048.23	10,357.70
Second Quarter	10,570.81	9,906.91	10,435.48
Third Quarter	10,342.79	9,814.59	10,080.27
Fourth Quarter	10,854.54	9,749.99	10,783.01
2005
First Quarter	10,940.55	10,368.61	10,503.76
Second Quarter	10,623.07	10,012.36	10,274.97
Third Quarter	10,705.55	10,270.68	10,568.70
Fourth Quarter	10,931.62	10,215.22	10,717.50
2006
First Quarter	11,317.43	10,667.39	11,109.32
Second Quarter	11,642.65	10,706.14	11,150.22
Third Quarter	11,718.45	10,739.35	11,679.07
Fourth Quarter	12,510.57	11,670.35	12,463.15
2007
First Quarter	12,786.64	12,050.41	12,354.35
Second Quarter	13,676.32	12,382.30	13,408.62
Third Quarter	14,000.41	12,845.78	13,895.63
Fourth Quarter	14,164.53	12,743.44	13,264.82
2008
First Quarter (through January 23, 2008)	13,056.72	11,971.19	12,270.17

February 2008                        TS-17

Four PLUS Each Based on the Value of a Different Underlying Index
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

NASDAQ-100 Index®	High	Low	Period End

2003
First Quarter	1,094.87	951.90	1,018.66
Second Quarter	1,247.90	1,022.63	1,201.69
Third Quarter	1,400.13	1,207.28	1,303.70
Fourth Quarter	1,470.37	1,335.34	1,467.92
2004
First Quarter	1,553.66	1,370.04	1,438.41
Second Quarter	1,516.64	1,379.90	1,516.64
Third Quarter	1,489.57	1,304.43	1,412.74
Fourth Quarter	1,627.46	1,425.21	1,621.12
2005
First Quarter	1,603.51	1,464.34	1,482.53
Second Quarter	1,568.96	1,406.85	1,493.52
Third Quarter	1,627.19	1,490.53	1,601.66
Fourth Quarter	1,709.10	1,521.19	1,645.20
2006
First Quarter	1,758.24	1,645.09	1,703.66
Second Quarter	1,739.20	1,516.85	1,575.23
Third Quarter	1,661.59	1,451.88	1,654.13
Fourth Quarter	1,819.76	1,632.81	1,756.90
2007
First Quarter	1,846.34	1,712.94	1,772.36
Second Quarter	1,944.37	1,773.33	1,934.10
Third Quarter	2,096.39	1,846.09	2,091.11
Fourth Quarter	2,238.98	1,982.16	2,084.93
2008
First Quarter (through January 23, 2008)	2,051.76	1,789.53	1,789.53

February 2008                        TS-18

Four PLUS Each Based on the Value of a Different Underlying Index
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

S&P 500® Index	High	Low	Period End

2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,011.66	858.48	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter (through January 23, 2008)	1,447.16	1,310.50	1,338.60

February 2008                        TS-19

Four PLUS Each Based on the Value of a Different Underlying Index
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

Russell 2000® Index	High	Low	Period End

2003
First Quarter	398.45	345.94	364.54
Second Quarter	458.01	368.69	448.37
Third Quarter	520.20	449.17	487.68
Fourth Quarter	565.47	500.32	556.91
2004
First Quarter	601.50	557.63	590.31
Second Quarter	606.39	535.34	591.52
Third Quarter	582.72	517.10	572.94
Fourth Quarter	654.57	564.88	651.57
2005
First Quarter	644.95	604.53	615.07
Second Quarter	644.19	575.02	639.66
Third Quarter	688.51	643.04	667.80
Fourth Quarter	690.57	621.57	673.22
2006
First Quarter	765.14	684.05	765.14
Second Quarter	781.83	672.72	724.67
Third Quarter	734.48	671.94	725.59
Fourth Quarter	797.73	718.35	787.66
2007
First Quarter	829.44	760.06	800.71
Second Quarter	855.09	803.22	833.70
Third Quarter	855.77	751.54	805.45
Fourth Quarter	845.72	735.07	766.03
2008
First Quarter (through January 23, 2008)	753.55	671.57	693.43

February 2008                        TS-20